Exhibit 10.24

November 6, 2024

John Lesica

Dear John:

On behalf of Novanta Inc., I am pleased to confirm our offer for the position Co Chief Operating Officer, Medical Solutions, reporting to Matthijs Glastra, Chairperson and Chief Executive Officer. This position will be based in the Bedford, MA office.

Base Salary: Your base salary will be $ 530,000.00 on an annualized basis; paid bi-weekly minus legally required and voluntarily authorized deductions. You will be eligible for a merit increase in 2026. This position is classified as exempt, and you will not be eligible for overtime pay.

Annual Short-Term Incentive (STI) Bonus Program: 75% of base salary target bonus, $397,500.00 for the 2025 plan year, paid annually in March of each year following the performance measurement year and based on actual performance, consistent with other similarly situated employees upon Board of Directors approval. The Novanta STI program has a range of payout from 0% below target threshold to 200% of target bonus at maximum achievement.

For the 2024 plan year, you will be guaranteed a bonus of $420,000.00 to offset the bonus you are leaving behind at your current employer. Your bonus will be paid in March of 2025 with all other similarly situated employees participating in the Novanta STI plan.

Equity Participation: Each year starting in 2025, you will be eligible to receive an equity stock grant based on Executive Management recommendation and Compensation Committee approval. Grants are proposed based on individual performance and future potential expectation as assessed by Executive Management. For 2025 Management will recommend to the compensation committee that you receive a grant valued at a minimum of $1,400,000.00. Currently, the executive LTI grants for this position are comprised of 50% RSU’s and 50% Performance RSU’s. The RSU’s and Performance RSU’s will be in two parts. The number of units will be determined based on the closing stock price on the grant date divided into the grant value.

1. Restricted Stock Units (RSU’s) grant valued at $700,000.00 – a grant of Restricted Stock Units (RSU’s) vesting in 1/3rd per year over three years.

2. Performance Restricted Stock Units (PRSU’s) grant valued at $700,000.00 – a grant of Performance Restricted Stock Units (PRSU’s) cliff vesting after three years.

All equity grants awards are conditional on your signature acknowledging the Novanta Inc., 2010 Incentive Award Program Restricted Stock Unit Award Grant Notice. By your signature and Novanta Inc.’s signature, you would agree to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Award Agreement, the Grant Notice, and the Employee Patent and Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement.

Offer Equity Grant: In consideration of the Long-Term Incentive equity that you are leaving behind, the company will provide you with two stock grants on February 15th, 2025 valued at $1,250,000.00 in two parts:

1. Restricted Stock Units (RSU’s) grant valued at $600,000.00. The units will be determined based on the closing stock price on the grant date divided into the grant value. The grant will vest pro-rata over three years, 33.3% each year.

2. Restricted Stock Units (RSU’s) grant valued at $650,000.00. The units will be determined based on the closing stock price on the grant date divided into the grant value. The grant will cliff vest in three years from the grant date.

Employee Benefits: You are eligible for benefits effective as of your hire date if you elect to participate in the benefit plans. As an exempt employee, you are eligible for Flexible Time-Off. This policy allows for you to take an unlimited amount of paid time off in lieu of a traditional “Paid Time Off” or “Vacation” policy, provided there is manager approval for the time away from work and performance goals are being met. Please note, we expect leaders to take a minimum of 3 weeks FTO annually. For more information, please refer to the Novanta Flexible Time-Off Policy. Novanta provides eleven paid holidays to all eligible employees. Should you have any questions regarding the benefit programs, please do not hesitate to contact Michelle Vitale, our Senior Manager of Global Compensation & Benefits at 781-266-5649.

Severance: If your employment with Novanta is involuntarily terminated by the company, other than for Cause, or for Good Reason, you will be eligible for a severance benefit in the amount of twelve (12) months of base salary, payable over twelve (12) months in accordance with the company's customary payroll practices. The severance benefits described above are conditioned upon your execution and non-revocation of (and the expiration of any applicable revocation period related to) a release in the company's customary form within (60) days of the termination date.

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If your employment with Novanta is involuntarily terminated by the company, other than for Cause as defined below, or after the date of the first Change in Control (as defined in the Novanta Inc. 2010 Incentive Award Plan) after the Effective Date and ending on the twelve month anniversary of such Change in Control (the “Post –CIC Period”), or by the Employee for Good Reason as defined below, you will be eligible for a severance benefit in the amount of twelve (12) months of base salary, payable over twelve (12) months in accordance with the company's customary payroll practices. The severance benefits described above are conditioned upon your execution and non-revocation of (and the expiration of any applicable revocation period related to) a release in the company's customary form within (60) days of the termination date. If that sixty (60) day period spans two calendar years, severance payments will not begin until the later year.
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The Company shall have “Cause” to terminate Employee’s employment hereunder upon: (i) Employee’s willful failure to substantially perform Employee’s duties to the Company and/or any of its subsidiaries which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) Employee’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company or any direct supervisor of Employee, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) Employee’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (iv) Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities for the Company and/or any of its subsidiaries. Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.
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Employee shall have “Good Reason” to terminate Employee’s employment during the Post CIC Period after the occurrence of one or more of the following conditions without Employee’s consent: (i) a material diminution in the nature or scope of Employee’s responsibilities, duties or authority; or (ii) a material change in the geographic location at which Employee must perform Employee’s material services for the Company (which shall in no event include a relocation of Employee’s principal place of business less than 50 miles from the metropolitan area in which Employee’s principal place of business is located immediately prior to the first Change in Control after the Effective Date); provided, however, that, notwithstanding the foregoing, Employee may not terminate Employee’s employment for Good Reason unless: (A) Employee provides the Company with at least thirty (30) days written notice of Employee’s intent to terminate for Good Reason (which notice is provided not later than the 90th day following Employee’s knowledge of the occurrence of the event constituting Good Reason); and (B) the Company does not remedy the alleged violation(s) within such 30-day period.
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All payments and benefits provided to you under this offer letter are intended to be exempt from or comply with section 409A of the Internal Revenue Code (so that the penalty taxes under Section 409A do not apply to you) and, if applicable, the payment of your severance payments will be delayed to the extent necessary to avoid the penalty taxes under Section 409A. In order to satisfy Section 409A requirements, the severance payments under this offer letter will only be made when your termination of employment is a separation from service under Section 409A and each salary continuation severance payment will be treated as a separate payment.

Other Matters: In accordance with the Immigration Reform & Control Act of 1986 (IRCA), employment in the United States is conditional upon proof of eligibility to legally work in the United States. Each employer must verify the identity and employment eligibility of anyone to be hired. Within three working days of your start date, you are required to provide documentation of your identity and your authorization to work in the United States. We will not be able to employ you if you fail to comply with this requirement.

This offer is contingent on passing our standard background check, and upon your ability to satisfy the requirements of the Immigration Reform and Control Act of 1986, and upon your ability to meet export compliance requirements as well as the absence of any non-compete or other agreement, which would limit your ability to perform this assignment. All employees are required to sign an invention and non-disclosure agreement, the Company’s Code of Ethics and Foreign Corrupt Practices Act Policy as a condition of employment. You can find a copy of the Code of Business Conduct at http://www.novanta.com/about-us/corporate-citizenship/ or you may obtain a written copy from the undersigned or any Human Resources representative.

At-will Employment: Acceptance of this offer does not constitute an employment contract and this letter is not to be construed as a guarantee of employment by Novanta for any specific period or length of time. Employment with Novanta is at-will. This means that you may terminate your employment, at any time, with or without notice or cause. It also means that the company can terminate your employment, at any time, with or without notice or cause. Subject to the fulfillment of the conditions included in this letter, you will commence this new position with Novanta on or before January 6, 2025. The background check must be successfully completed prior to your first day of employment.

John, we look forward to your employment with Novanta and to your joining the Novanta Leadership Team.

This offer is valid until 5:00 PM on November 8, 2024. Please sign below, as an acceptance of this offer and confirm your start date, and return this signed document as soon as possible. This offer letter replaces any and all outstanding offers pending at this time.

Sincerely,

/s/ Todd Gillick – Vice President of Global Talent Acquisition

/s/ John Lesica - Acceptance Signature

01/06/2025

Start Date Confirmation